Exhibit 23 (h)(xvii) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of March 21, 2009, between WesMark Funds, an open-end, management investment company organized as a business trust under the laws of the State of Massachusetts (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

           WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, management investment company, presently consisting of the portfolios listed in Appendix A (the “Portfolios”);

           WHEREAS, WesBanco Investment Department is the Trust’s investment adviser and is responsible for providing certain advisory and management services to the Trust;

           WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

           WHEREAS, the Trust desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Trust, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

           NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a)
The Trust hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)
ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS’ Compensation; Expenses.

(a)
In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees listed in Appendix C hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to good faith renegotiation between the parties to the extent such information is reasonably determined to be materially different from what the Trust originally provided to ALPS.

(b)
ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein.  ALPS will not bear any of the costs of Trust officers or employees (other than employees of ALPS who are named as officers of the Trust).  Other Trust expenses incurred shall be borne by the Trust or the Trust’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Portfolio shares; transfer agency and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Right to Receive Advice.

(a)
Advice of the Trust and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian or other service providers.

(b)
Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or ALPS, at the option of ALPS) and at its own expense.

(c)
Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Trust and instructions ALPS receives from any other service provider of the Trust, then ALPS shall follow the directions, advice or instructions of the Trust.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)
In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)
the inaccuracy of factual information furnished to ALPS by the Trust or the Trust’s investment adviser, custodian or other service providers that are not affiliated with ALPS and are not a party that ALPS has employed or affiliated itself with pursuant to Section 1(b) of this Agreement;

(ii)	any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii)
for any loss suffered by the Trust as a result of losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party that are not affiliated with ALPS and are not a party that ALPS has employed or affiliated itself with pursuant to Section 1(b) of this Agreement;

(iv)
ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS receives from the Trust or a service provides to the Trust other than an affiliate of ALPS or a party that ALPS has employed or affiliated itself with pursuant to Section 1(b) of this Agreement and that ALPS reasonably believes to be genuine; or

(v)	any other action or omission to act which ALPS takes in connection with the provision of services to the Trust.

(c)
ALPS shall indemnify and hold harmless the Trust, the  Trust’s investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

5.
Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.
Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Trust.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust.  The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense.  ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.
Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

8.
Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than quarterly or as otherwise reasonably requested by the Trust.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	Upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of ALPS.

10.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a trust duly organized and existing and in good standing under the laws of the state of Massachusetts and is registered with the SEC as an open-end, diversified management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed except that no approval shall be required for the Trust to make any modifications to its registration statement required in order to reasonably comply with the 1933 Act, 1940 Act or any other applicable laws, rules, or regulations.

(e)
The execution, delivery and performance of this Agreement by Trust does not breach, violate or cause a default under any agreement, contract or instrument to which Trust is a party or any judgment, order or decree to which Trust is subject.

(f)	Upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of the Trust.

(g)
Any officer positions of the Trust filled by ALPS shall be covered by the  Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers cease to serve as Trust officers on substantially the same terms as such coverage is provided for the Trust officers after such persons are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for the Trust officers.  The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(h)
The officer positions filled by ALPS are named officer positions, in the Trust’s corporate resolutions and are subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

11.
Documents.  The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, advisory agreement(s), custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic shareholder reports of the Trust and all forms relating to any plan, program or service offered by the Trust to its shareholders.  The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents reasonably necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.
Consultation Between the Parties.  ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the  Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

13.
Liaison with Accountants.  ALPS shall act as a liaison with the Trust’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust.  ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

14.
Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

15.         Duration and Termination of this Agreement.

(a)
Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”).  Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 15(c) hereof.  If the Trust terminates this Agreement unilaterally without cause prior to the end of the Initial Term it will cause substantial damages to ALPS.  Because of the difficulty of estimating the damages that will result, the Trust agrees to pay ALPS, as liquidated damages for such termination, an amount equal to twenty-five percent (25%) of the annual fee in effect at the time of termination (the “Termination Payment”).  The parties agree that the Termination Payment is a reasonable forecast of probable actual loss to ALPS and that this sum is agreed to as liquidated damages and not as a penalty.

(b)
Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

(c)
Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Termination Payment or other liquidated damages.  For purposes of this Section 15, “cause” shall mean:

(i)	willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)
in the event ALPS is no longer permitted to perform its duties, obligations or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS); or

(iii)
financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)
Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder.   In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 150 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(e)
Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust.  Additionally, ALPS reserves the right to charge a reasonable fee for its de-conversion services to be reasonably agreed upon in good faith by the Trust and ALPS.

16.
Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust.

17.
Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

18.
Names.  The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.
Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado  80203
Attn:  General Counsel
Fax:  (303) 623-7850

To the Trust:

WesMark Funds
1 Bank Plaza, Fifth Floor
Wheeling, WV  26003
Attn:  Jerry Schmitt
Fax:  (304) 234-9476

With a copy to:

Reed Smith LLP
1001 Liberty Avenue
Pittsburgh PA 15222
Attn: Todd Zerega
Fax:  (412) 288-3063

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.
Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.  Limitation of Liability.  ALPS is expressly put on notice of the limitation of liability as set forth in the Trust’s Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the Trust and its assets and ALPS shall not seek satisfaction of any such obligation from the shareholders of the Trust, the Trustees, officers, employees or agents of the Trust, or any of them.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WESMARK FUNDS

By:
Name:
Title:

ALPS FUND SERVICES, INC.

By:
Name: Jeremy O. May
Title:   President

APPENDIX A

LIST OF PORTFOLIOS

WesMark Small Company Growth Fund
WesMark Growth Fund
WesMark Balanced Fund
WesMark Government Bond Fund
WesMark West Virginia Municipal Bond Fund

APPENDIX B

SERVICES

Fund Administration

•           Prepare annual and semi-annual financial statements.

•           Coordinate layout and printing of reports.

•           Prepare and file Forms N-SAR, N-CSR, N-Q and 24f-2.

•	Host annual audits and SEC exams.

•           Perform monthly prospectus compliance and IRS/SEC diversification tests.

•	Calculate performance figures.

•	Prepare required reports for quarterly Board meetings.

•	Monitor expense ratios.

•	Maintain budget vs. actual expenses.

•	Manage fund invoice approval and bill payment process.

•	Maintain and coordinate Blue Sky registration.

•	Assist with placement of fidelity bond and E&O insurance.

•	Coordinate reporting to outside agencies including Morningstar, etc.

•	Oversee and administer 12b-1 plans (if any).

Fund Accounting

•	Calculate daily NAVs.

•	Transmit daily NAVs to NASDAQ, transfer agent and other third parties.

•	Compute yields, expense ratios, portfolio turnover rates, etc.

•	Calculate income dividend rates.

•	Reconcile cash and investment balances with the custodian.

•	Support preparation of financial statements.

•	Prepare required Fund Accounting records in accordance with the 1940 Act.

Legal

•	Review and update Prospectus and Statement of Additional Information annually.

•	Provide legal review of SEC financial filings.

•	Coordinate EDGARization and filing of documents.

•	Prepare required reports for quarterly Board of Trustees’ meetings.

•	Review legal contracts.

•	Oversee Trust’s Code of Ethics reporting.

Tax

•	Perform monthly, quarterly or annual distribution calculations, as appropriate, including distributions necessary to avoid excise tax.

•	Prepare provision for income tax and tax disclosure information (ROCSOP) for the audited financial statements.

•	Prepare and file federal and state income tax returns (and appropriate extensions).

•	Prepare and file federal excise tax returns.

•	Perform wash sale deferral and tax straddle deferral activity analysis.

APPENDIX C

COMPENSATION

Annual Fee: Greater of $650,000 annual minimum or:
i.      7.0 basis points of the Portfolios’ average annual net assets between $0 - $1B;
ii.      5.0 basis points of the Portfolios’ average annual net assets between $1B - $3B; and
iii.                 4.0 basis points of the Portfolios’ average annual net assets over $3B.

In addition, there will be a $5,000 annual fee charged per each additional share class.

Pass-through at cost of out-of-pocket expenses, including: third-party security pricing and/or data fees; Bloomberg fees; Gainskeeper fees; Blue Sky fees; control review reports; travel expenses to Board meetings and on-sight supervisory reviews; sales reporting and customized programming/enhancements; and other expenses which may occur at the direction of the Fund.

LATE CHARGES:  All invoices are due and payable upon receipt.  Any invoices not paid within forty-five (45) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.